PRESS RELEASE


FOR IMMEDIATE RELEASE                               CONTACT:  Investor Relations
April 15, 2004                                                      804-217-5897

                               DYNEX CAPITAL, INC.
                       TO HOLD CONFERENCE CALL TO DISCUSS
                          RECAPITALIZATION TRANSACTION


     Dynex Capital, Inc. (NYSE: DX) announced today that it has scheduled a conference call for its shareholders to explain and answer questions regarding the Company's recently commenced recapitalization transaction. The conference call will be held on Monday, April 19, 2004 at 12:00 noon Eastern, 9:00 a.m. Pacific. Shareholders can listen in on the call by dialing (888) 939-6306.

         Dynex Capital has filed proxy statements and Schedule TO with the SEC with respect to the recapitalization plan. Solicitation of proxies is being made pursuant to definitive proxy statements that are filed with the SEC and have been mailed to shareholders, and the proxies relate to meetings to be held at 2:00 PM Eastern on Thursday, April 29, 2004. In addition, Dynex Capital has commenced an offer to exchange senior notes for preferred stock, and accordingly has filed with the SEC an amended Schedule TO and related exhibits, including an offering circular, letters of transmittal and other related documents that have been mailed to holders of the Series A, Series B and Series C Preferred Stock.

         DYNEX CAPITAL URGES SHAREHOLDERS TO REVIEW THE OFFERING CIRCULAR, SCHEDULE TO, PROXY STATEMENTS AND OTHER RELATED DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION RELATED TO THE RECAPITALIZATION TRANSACTION, INCLUDING THE EXCHANGE OFFER AND THE SERIES D CONVERSION. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE ON THE SEC'S WEBSITE AT WWW.SEC.GOV. A FREE COPY OF THESE DOCUMENTS MAY ALSO BE OBTAINED FROM DYNEX CAPITAL OR ITS INFORMATION AGENT. SHAREHOLDERS SHOULD READ THE OFFERING CIRCULAR, SCHEDULE TO, PROXY STATEMENT AND RELATED INFORMATION CAREFULLY BEFORE MAKING ANY DECISION ON HOW TO VOTE AT THE SPECIAL MEETINGS OR WHETHER TO TENDER THEIR SHARES IN THE EXCHANGE OFFER.

     Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believe," "expect," "forecast," "anticipate," "estimate," "project," "plan," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, disruptions in the capital markets, fluctuations in interest rates, the completion of the proposed recapitalization plan, defaults by borrowers, defaults by third-party servicers, the accuracy of subjective estimates used in determining the fair value of certain financial assets of the Company, the impact of recently issued financial accounting standards, increases in costs and other general competitive factors. For additional information, see the Company's Form 10-Ks and Form 10-Qs as filed with the Securities and Exchange Commission.

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